Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

May 16, 2024

Host Hotels & Resorts, Inc.
4747 Bethesda Avenue, Suite 1300
Bethesda, Maryland 20814

Re:    Host Hotels & Resorts, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel to Host Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law related to the registration by the Company of 22,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company under the Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan (the “Plan”). The Shares are covered by the Registration Statement on Form S-8 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.The Plan;

5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.Resolutions adopted by the Board of Directors of the Company relating to the approval of the Plan and the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Host Hotels & Resorts, Inc.
May 16, 2024

7.The report of the Inspector of Elections certifying as to the quorum and approval of the Plan by the stockholders of the Company, certified as of the date hereof by an officer of the Company;

8.A certificate executed by an officer of the Company, dated as of the date hereof; and

9.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth herein, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.    The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VIII of the Charter.
7.     Each option, restricted stock award, restricted stock unit award, performance award, dividend equivalents award, stock payment award, stock appreciation right,

Host Hotels & Resorts, Inc.
May 16, 2024

profit interest units award or other award exercisable or exchangeable for Shares pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the terms of the Plan, and each Award that is exercisable or exchangeable for Shares will be exercised or exchanged in accordance with the terms of the Plan and any option or award agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2.    The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Plan, any applicable option or award agreement, the Registration Statement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
                        Very truly yours,

                        /s/ Venable LLP